MOORE & ASSOCIATES, CHARTERED
      ACCOUNTANTS AND ADVISORS
             PCAOB REGISTERED





CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM



We consent to the use, in the registrations statement on Form SB2 of Loyalty Source Inc, of our report dated October 30, 2006 on our audit of the financial statements of Loyalty Source Inc as of June 30, 2006, and the related statements of operations, stockholders? equity and cash flows from Inception March 18, 2006 through June 30, 2006 and the period then ended, and the reference to us under the caption ?Experts.?








/s/ Moore & Associates, Chartered
Moore & Associates Chartered
Las Vegas, Nevada
November 14, 2006




















2675 S. Jones Blvd. Suite 109, Las Vegas, NV 89146 (702)253-7511 Fax
(702)253-7501